Exhibit 10.3

[Company Letterhead]

[Date]

[Employee Name]
[Employee Address]

Re:                              Executive Change in Control Retention Plan Participation Letter Agreement

Dear [Employee Name]:

Semtech Corporation (“Semtech”) has adopted the new Semtech Corporation Executive Change in Control Retention Plan (the “New Plan”) effective December 19, 2014 (the “Effective Date”).  The New Plan replaces the Semtech Corporation Amended and Restated Executive Change in Control Retention Plan, which originally took effect on September 28, 2010 (the “Prior Plan”).  The Prior Plan has been terminated effective as of December 19, 2014.

You have been selected as a participant in the New Plan effective as of the Effective Date.  As a condition to your participation in the New Plan, you are required to sign this letter and return a copy to Semtech as instructed below.  This letter supersedes and replaces in its entirety your participation agreement under and with respect to the Prior Plan.

Through this letter, you are being offered the opportunity to become a participant in the New Plan, and thereby to be eligible to receive the benefits described in the New Plan, which are contingent on your employment terminating under certain circumstances in connection with a Change in Control (as defined in the New Plan).  A copy of the New Plan is attached to this letter.  You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you acknowledge and agree to the following:

(a)                                 You have received a copy of the New Plan, which also serves as its summary plan description;

(b)                                 Terms not defined in this letter but beginning with initial capital letters shall have the meaning assigned to them in the New Plan;

(c)                                  Participation in the New Plan requires that you agree irrevocably and voluntarily to the terms of the New Plan and the terms set forth in this letter agreement; and

(d)                                 You have had the opportunity to carefully evaluate this opportunity, and desire to participate in the New Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a “Participant” in the New Plan.  Your participation in the New Plan will be effective upon your signing and returning this letter agreement to Semtech within 30 days of your receipt of this letter agreement.

NOW, THEREFORE, you and Semtech (hereinafter referred to as “the parties”) hereby AGREE as follows:

1.                                      This letter agreement shall terminate, and your status as a “Participant” in the New Plan shall end, on the first to occur of:

(a)                                 your termination of employment, for any reason, provided that such termination does not occur during a Change in Control Window;

(b)                                 your termination of employment during a Change in Control Window to the extent that Semtech or an Affiliate terminates your employment for “Cause” or you terminate employment for a reason other than “Good Reason” (as such terms are defined in the New Plan);

(c)                                  the second anniversary of a Change in Control;

(d)                                 the date all New Plan benefits have been paid to you;

(e)                                  three months after the Administrative Committee provides you with written notice that this letter agreement is being terminated; provided, however, that you do not receive such notice during a Change in Control Window; or

(f)                                   if, during a Change in Control Window, you receive written notice that this letter agreement is being terminated, the later of (i) the expiration of the Change in Control Window or (ii) three months after the Administrative Committee provides you with such notice.

2.                                      You recognize and agree that your execution of this letter agreement results in your enrollment and participation in the New Plan, that you agree to be bound by the terms and conditions of the New Plan and this letter agreement, and that you understand that this letter agreement may not be amended or modified except pursuant to Section 11 of the New Plan or as expressly provided above.

3.                                      This letter agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This letter agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Plan and the Prior Participation Agreement).

EXECUTIVE	SEMTECH CORPORATION

Name:	Name:
Date:	Title:
Date:

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